Exhibit 99.1

The LGL Group, Inc. Pre-Announces Q4 2021 Revenues, Backlog, Cash and Marketable Securities, Updates its MtronPTI Spin-Off Progress, and Sets the Date for its Q4, 2021 Earnings Release and Conference Call

ORLANDO, Fla., February 14, 2022 – The LGL Group, Inc. pre-announces Q4 2021 revenues, backlog, cash and marketable securities and updates its MtronPTI spin-off progress and sets the date for its Q4 2021 earnings conference call.

Flash report: The Company’s Q4 2021 revenues, backlog, cash and marketable securities and other highlights are as follows:

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Revenues for the fourth quarter 2021 are expected to be approximately $7.2 million vs. $7.4 million for the fourth quarter of 2020 and vs. $7.5 million in revenue against the third quarter 2021 sequentially.

•	Revenue for the full year 2021 is expected to be approximately $28.1 million vs. 2020 revenues of $31.2 million, and 11.8% lower than pre-COVID-19 2019 revenue of $31.9 million.
•	Backlog at the end of 2021 is expected to be approximately $29.8 million, up 50 percent over our year-end 2020 backlog level of $19.8 million.
•	Cash and cash equivalents at year-end 2021 is approximately $29.6 million.
•	Consolidated marketable securities at year-end 2021 are estimated at $16.2 million, inclusive of an estimated GAAP fair value of IRNT-related securities of approximately $6.4 million.
•	The MtronPTI spin-off is progressing with a contemplated timing for shareholder presentation and approvals expected in the second quarter 2022 with a tentative date of May 15, 2022.
•	Full results for the year 2021 are expected to be released on or about March 24, 2022. A conference call discussion with management will also be anticipated to be held on or about this date.

Michael Ferrantino, President and Chief Executive Officer, said, “Despite continuing COVID-related headwinds, we are beginning to benefit from the recovering avionics market and progress in our defense and space business. The backlog improvement is from the recovering avionics market and strong defense orders including a $6.3 million fourth quarter order which relates to a major missile defense program, most of which is expected to ship subsequent to 2022. I am optimistic about our future as our markets improve and we execute on our strategies to improve operations securing delivery of superior technology to our customers.”

James Tivy, LGL’s Chief Financial Officer added, “During the year 2021 we sold approximately 1.46 million shares of our IRNT common stock holdings received from LGL‘s SPAC investment. This SPAC investment has generated over $17 million in gross pre-tax proceeds for the year. The Company continues to hold 1.34 million IRNT common shares of which approximately 300,000 shares are hedged and in the money. ”

As previously announced, LGL Group’s Board of Directors approved the spin-off of M-Tron Industries, Inc. (“MtronPTI”). The spin-off is expected to be structured as a tax-free, pro-rata distribution to all LGL shareholders as of a record date to be determined. If completed, upon effectiveness of the transaction,

LGL shareholders would own shares of both companies. Completion of any spin-off would be subject to various conditions, including approval of shareholders and relevant regulatory bodies. It is also expected that MtronPTI will be treated as discontinued operations from a GAAP reporting perspective, effective upon shareholder approval. There can be no assurance that the potential spin-off transaction will be completed in the manner described above, or at all. If LGL proceeds with the spin-off, it does not expect to complete the transaction earlier than the second quarter of 2022.

LGL believes that, if completed, the potential spin-off of MtronPTI would enable shareholders to more clearly evaluate the performance and future potential of each entity on a standalone basis, while allowing each to pursue its own distinct business strategy and capital allocation policy. Separating MTronPTI as an independent, publicly owned company positions the business to increase value to both MTronPTI and LGL Group. The spin-off permits each company to tailor its strategic plans and growth opportunities, more efficiently raise and allocate resources, including capital raised through debt or equity offerings, flexibly use its own stock as currency for teammate incentive compensation and potential acquisitions and provide investors a more targeted investment opportunity.

The LGL Group continues to strive for profitable growth internally and by acquisition. The LGL Group, on a pro-forma standalone basis after the spin-off, will continue to own and develop its frequency reference and time standard synchronization solutions business through its Precise Time and Frequency LLC (“PTF”) subsidiary platform, and is expected to retain substantially all the company’s cash and marketable securities.

The LGL Group has successfully spun off several businesses over its history, including Lynch Interactive, The Morgan Group, Tremont Advisors, and others. MTronPTI itself sought to become an independently listed company via an IPO, filing a form S-1 registration statement with Needham & Company as the underwriter in 2000. This IPO was pulled as a result of market conditions. MTronPTI has an established and formidable presence in its key markets today and if the spin-off is completed, the standalone MTronPTI would continue providing market-leading engineered solutions to its defense and aerospace customers. The potential spin-off is thus a continuation of the company’s strategy of developing businesses and positioning them as independent entities to enhance shareholder value and alignment.

About The LGL Group, Inc.

The LGL Group, Inc., through its two principal subsidiaries MtronPTI and PTF, designs, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits, and designs high performance frequency and time reference standards that form the basis for timing and synchronization in various applications.

Headquartered in Orlando, Florida, the Company has additional design and manufacturing facilities in Yankton, South Dakota, Wakefield, Massachusetts and Noida, India, with local sales offices in Hong Kong and Austin, Texas.

For more information on the Company and its products and services, contact James Tivy at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com, www.ptf-llc.com and www.mtronpti.com.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

James Tivy

The LGL Group, Inc.

jtivy@lglgroup.com (407) 298-2000